Exhibit 99.1

For Immediate Release

Hasbro Reports Revenue and Operating Profit Growth
for the Full-Year and Fourth Quarter 2019

Board of Directors Declares Quarterly Dividend of $0.68 per share

Completes Acquisition of eOne in Q1 2020

Full-Year 2019
•Net revenues of $4.72 billion increased 3%; Revenues increased 5% excluding an unfavorable $78.5 million impact of foreign exchange;
•Operating profit increased to $652.1 million or 13.8% of revenues; Adjusted operating profit of $669.8 million, or 14.2% of revenue, excluding $17.8 million of costs associated with the Entertainment One (eOne) acquisition;

•Reported net earnings were $520.5 million or $4.05 per diluted share; Adjusted net earnings were $524.7 million, or $4.08 per diluted share, excluding after-tax net charges of $4.2 million, or $0.03 per diluted share;

•Hasbro ended 2019 with year-end cash and cash equivalents of $4.58 billion, including $3.4 billion of eOne acquisition financing, cash received from foreign exchange hedges and other activities; Generated $653.1 million in operating cash flow; Returned $398.0 million to shareholders in 2019 including $336.6 million in dividends.

Fourth Quarter 2019
•Net revenues increased 3% to $1.43 billion, including an unfavorable $13.0 million impact of foreign exchange;

•Operating profit increased to $190.4 million or 13.3% of revenues; Adjusted operating profit of $208.2 million, or 14.6% of revenues, excluding $17.8 million of costs associated with the eOne acquisition;

•Reported net earnings for the fourth quarter 2019 were $267.3 million or $2.01 per diluted share; Adjusted net earnings of $164.8 million, or $1.24 per diluted share, excluding after-tax net gains of $102.5 million, or $0.77 per diluted share.

Pawtucket, R.I., February 11, 2020 -- Hasbro, Inc. today reported financial results for the full-year and fourth quarter 2019.

“The global Hasbro team delivered a good year and achieved key objectives we set for 2019. We profitably grew revenues across regions absent foreign exchange supported by the successful execution of our channel strategy; we delivered growth in MAGIC: THE GATHERING driven by the successful launch of Arena and we executed at a high level during the holiday season," said Brian Goldner, Hasbro’s chairman and chief executive officer. "Our acquisition of Entertainment One accelerates our Brand Blueprint strategy and significantly expands our expertise and capabilities as a global play and entertainment company. Our teams are actively engaged to unlock value across our organization - in gaming, in toys, in consumer products and in entertainment."

“Our teams worked extremely hard and executed at a high level this holiday, driving fourth quarter and full-year revenue and profit growth while also diversifying our supply chain and preparing to close a major acquisition,” said Deborah Thomas, Hasbro’s chief financial officer. "We are strongly positioned to continue investing in long-term drivers of the business, including brand innovation, gaming and entertainment, as we also focus on returning to our stated gross Debt to EBITDA target of 2.0 to 2.5X over the next 3 to 4 years."

Full-Year 2019 Financial Results

Net revenues for the full-year 2019 increased 3% to $4.72 billion versus $4.58 billion in 2018. Net revenues increased 5% excluding an unfavorable $78.5 million impact of foreign exchange.

Net earnings for the full-year 2019 were $520.5 million, or $4.05 per diluted share, compared to $220.4 million, or $1.74 per diluted share, in 2018. The incremental interest expense and additional shares issued to finance the eOne acquisition impacted full-year 2019 by $0.08 per diluted share. Adjusted 2019 net earnings were $524.7 million, or $4.08 per diluted share, excluding aggregate after-tax net charges of $4.2 million. These after-tax charges consisted of a pension settlement charge of $86.0 million, or $0.67 per diluted share, partially offset by a net gain of $81.8 million, or $0.64 per diluted share, relating to foreign currency gains as a result of hedging part of the British Pound purchase price of eOne and other eOne acquisition costs.

Adjusted 2018 net earnings were $488.8 million, or $3.85 per diluted share, excluding after-tax charges of $268.4 million, or $2.11 per diluted share.

A reconciliation of GAAP to Non-GAAP full-year results can be found in the attached schedule "Reconciliation of Net Earnings and Earnings Per Share."

Fourth Quarter 2019 Financial Results

Fourth quarter 2019 net revenues increased 3% to $1.43 billion compared to $1.39 billion in the fourth quarter 2018. Fourth quarter 2019 net revenues included an unfavorable $13.0 million impact from foreign exchange. Fourth quarter revenue was bolstered by strong demand for Hasbro's products for Disney's Frozen 2 and Star Wars.

Net earnings for the fourth quarter 2019 were $267.3 million, or $2.01 per diluted share, compared to $8.8 million, or $0.07 per diluted share, in the fourth quarter 2018. The incremental interest expense and additional shares issued to finance the eOne acquisition impacted fourth quarter 2019 by $0.09 per diluted share. Adjusted net earnings for the fourth quarter 2019 were $164.8 million, or $1.24 per diluted share, excluding a net benefit of $102.5 million, or $0.77 per diluted share, primarily relating to foreign currency gains as a result of hedging part of the British Pound purchase price of eOne and other eOne acquisition costs.

Adjusted net earnings for the fourth quarter 2018 were $169.6 million, or $1.33 per diluted share, excluding net after-tax charges of $160.8 million, or $1.26 per diluted share.

A reconciliation of GAAP to Non-GAAP fourth quarter financial results can be found in the attached schedule "Reconciliation of Net Earnings and Earnings Per Share."

eOne Acquisition

In the first quarter of fiscal 2020, Hasbro completed the acquisition of eOne. Hasbro's financial results for fourth quarter and full-year 2019 do not include the results of eOne, but were impacted by eOne acquisition financing, foreign exchange hedges and other activities. These include:
•$2.4 billion, net of discounts and fees, related to the issuance of long-term debt
•$975.2 million, net of fees, related to the equity issuance of 10.6 million shares of common stock
•$10.7 million in interest expense associated with the long-term debt issuance
•$6.2 million of interest income associated with the higher cash balance
•$139.7 million foreign exchange hedge gains for fourth quarter 2019 and $114.1 million for full-year 2019
•$20.6 million of financing transaction fees for the fourth quarter and full-year 2019, primarily related to the Company’s bridge financing facility which terminated unused in the fourth quarter 2019
•$17.8 million of eOne acquisition-related costs for the fourth quarter and full-year 2019
•$1.4 million of tax benefits for the fourth quarter 2019 and $6.1 million for the full-year 2019 related to the financing and acquisition related costs

Full-Year 2019 Major Segment Performance1

	Net Revenues ($ Millions)			Operating Profit ($ Millions)
	FY 2019	FY 2018	% Change	FY 2019	FY 2018	% Change
U.S. and Canada[2]	$2,449.3	$2,375.7	3%	$415.4	$370.2	12%
International	$1,836.4	$1,847.6	-1%	$107.3	$39.5	>100%
Entertainment, Licensing and Digital[2]	$434.5	$356.3	22%	$99.7	$29.1	>100%

1Full-year 2018 segment operating profit is as reported. Adjusted segment operating profit excludes Non-GAAP adjustments. A reconciliation is in the attached schedule “Reconciliation of Operating Profit Results.”

2The Entertainment and Licensing segment is now the Entertainment, Licensing and Digital segment. For the year ended December 30, 2018, Wizards of the Coast digital gaming revenues of $57.8 million, and operating profit of $11.8 million, were reclassified from the U.S. and Canada Segment to the Entertainment, Licensing and Digital segment.

Full-year 2019 U.S. and Canada segment net revenues increased 3% to $2.45 billion compared to $2.38 billion in 2018. Partner Brands and Emerging Brands revenue increased while Franchise Brands and Hasbro Gaming declined. The segment reported operating profit of $415.4 million versus $370.2 million in 2018, and versus $416.0 million in 2018 on an adjusted basis. Operating profit margin declined on an adjusted basis due to increased revenues from lower margin partner brand products, as well as higher supply chain expenses to support higher domestic just-in-time inventory requirements.

International segment net revenues for the full-year 2019 were $1.84 billion compared to $1.85 billion in 2018. Excluding a negative $76.5 million impact of foreign exchange, International segment revenues increased 4%.

FY 2019 International Segment Revenue by Region	% Change as Reported	% Change Absent FX
Europe	—%	+4%
Latin America	-4%	—%
Asia Pacific	+3%	+7%
Total International	-1%	+4%

Within the International segment, Partner Brands revenue grew while Franchise Brands, Hasbro Gaming and Emerging Brands declined. The International segment reported 2019 operating profit of $107.3 million compared to $39.5 million in 2018, and versus $47.1 million in 2018 on an adjusted basis. Profit growth was driven by favorable product mix, lower allowances from reduced retail inventory levels, a decline in advertising and savings realized from the 2018 organizational changes, partially offset by higher royalty expense.

Full-year 2019 Entertainment, Licensing and Digital segment net revenues increased 22% to $434.5 million compared to $356.3 million in 2018. Revenue growth was broad based and fueled by the first full year of Magic: The Gathering Arena, Hasbro's share of revenues from the Transformers: Bumblebee film earned to date, consumer products revenue growth and higher digital gaming licensing revenues. This was partly offset by lower digital streaming revenues versus 2018's multi-year digital streaming deal for Hasbro television programming. Operating profit increased to $99.7 million versus $29.1 million in 2018. Excluding a pre-tax $86.3 million non-cash fourth quarter 2018 goodwill impairment charge related to Backflip Studios, adjusted 2018 operating profit was $115.4 million. The decline in adjusted operating profit reflected investments in digital gaming initiatives, including Magic: The Gathering Arena and future digital games, lower digital streaming revenues and higher program production amortization.

Full-Year 2019 Brand Portfolio Performance

	Net Revenues ($ Millions)
	FY 2019	FY 2018	% Change
Franchise Brands	$2,411.8	$2,445.9	-1%
Partner Brands	$1,221.0	$987.3	24%
Hasbro Gaming[1]	$709.8	$787.7	-10%
Emerging Brands	$377.6	$358.8	5%

1Hasbro’s total gaming category, including all gaming revenue, most notably MAGIC: THE GATHERING and MONOPOLY which are included in Franchise Brands in the table above, totaled $1.53 billion for the full-year 2019, up 6% versus $1.44 billion for the full-year 2018. Hasbro believes its gaming portfolio is a competitive differentiator and views it in its entirety.

Franchise Brands revenue decreased 1% to $2.41 billion. MAGIC: THE GATHERING, MONOPOLY and PLAY-DOH revenues increased for the year, while NERF, MY LITTLE PONY, BABY ALIVE and TRANSFORMERS declined. Franchise Brands revenue declined in the U.S. and Canada and International segments, but grew in the Entertainment, Licensing and Digital segment behind growth in Magic: The Gathering Arena and Transformers: Bumblebee revenues.

Partner Brands revenue increased 24% to $1.22 billion. Revenues for Hasbro's line of Disney's Frozen 2 product along with increases in Hasbro's products for Marvel's Avengers and Spider-Man franchises drove much of the growth. Star Wars revenue growth was strong in the fourth quarter and drove full-year growth for the brand. Partner Brand revenues increased in the U.S. and Canada and International segments.

Hasbro Gaming revenue decreased 10% to $709.8 million. Revenue gains from DUNGEONS & DRAGONS and several classic games titles were more than offset by declines in other games, including PIE FACE and SPEAK OUT. Hasbro Gaming revenues decreased in all three operating segments. As noted above, Hasbro’s total gaming category increased 6% to $1.53 billion.

Emerging Brands revenue increased 5% to $377.6 million driven by shipments of POWER RANGERS and PLAYSKOOL, including MR. POTATO HEAD, offset by declines in LITTLEST PET SHOP and Quick Strike collectible offerings. Emerging Brands revenue grew in the U.S. and Canada segment and Entertainment, Licensing and Digital segment, but declined in the International segment. Absent the negative impact of foreign exchange, Emerging Brands revenues grew in the International segment.

Dividends and Share Repurchases

The Company paid $336.6 million in cash dividends to shareholders during 2019. The next quarterly cash dividend payment of $0.68 per common share is scheduled for May 15, 2020 to shareholders of record at the close of business on May 1, 2020.

During 2019, Hasbro repurchased 702,125 shares of common stock at a total cost of $61.4 million and an average price of $87.41. At year-end, $366.6 million remained available in the current share repurchase authorization. In recognition of the financing for the eOne acquisition, the Company suspended its share repurchase program while it prioritizes achieving its gross Debt to EBITDA target of 2.00 to 2.50X.

Conference Call Webcast

Hasbro will webcast its fourth quarter and full-year 2019 earnings conference call at 8:00 a.m. Eastern Time today. To listen to the live webcast and access the accompanying presentation slides, please go to https://investor.hasbro.com. The replay of the call will be available on Hasbro’s website approximately 2 hours following completion of the call.
About Hasbro
Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to Creating the World's Best Play and Entertainment Experiences. From toys, games and consumer products to television, movies, digital gaming, live action, music, and virtual reality experiences, Hasbro connects to global audiences by bringing to life great innovations, stories and brands across established and inventive platforms. Hasbro’s iconic brands include NERF, MAGIC: THE GATHERING, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, BABY ALIVE, POWER RANGERS, PEPPA PIG and PJ MASKS as well as premier partner brands. Through its global entertainment studio eOne, Hasbro is building its brands globally through great storytelling and content on all screens. Hasbro is committed to making the world a better place for children and their families through corporate social responsibility and philanthropy. Hasbro ranked No. 13 on the 2019 100 Best Corporate Citizens list by CR Magazine and has been named one of the World’s Most Ethical Companies® by Ethisphere Institute for the past eight years. Learn more at www.hasbro.com, and follow us on Twitter (@Hasbro) and Instagram (@Hasbro).

© 2020 Hasbro, Inc. All Rights Reserved.

Safe Harbor
Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by the use of forward-looking words or phrases, include expectations concerning our potential performance in the future and our ability to achieve our financial and business goals, future expenses and the anticipated benefits from the acquisition of EntertainmentOne ("eOne"). Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to:
•our ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective and profitable basis;
•rapidly changing consumer interests in the types of products and entertainment we offer;
•the challenge of developing and offering products and storytelling experiences that are sought after by children, families and audiences given increasing technology and entertainment offerings available;
•our ability to develop and distribute engaging storytelling across media to drive brand awareness;
•our dependence on third party relationships, including with third party manufacturers, licensors of brands, studios, content producers and entertainment distribution channels;
•our ability to successfully compete in the play and entertainment industry, including with manufacturers, marketers, and sellers of toys and games, digital gaming products and digital media, as well as with film studios, television production companies and independent distributors and content producers;
•our ability to successfully evolve and transform our business and capabilities to address a changing global consumer landscape and retail environment, including changing inventories policies and practices of our customers;
•our ability to develop new and expanded areas of our business, such as through eOne, Wizards of the Coast, and our other entertainment, digital gaming and esports initiatives;
•risks associated with international operations, such as currency conversion, currency fluctuations, the imposition of tariffs, quotas, border adjustment taxes or other protectionist measures, and other challenges in the territories in which we operate;
•our ability to successfully implement actions to lessen the impact of potential and enacted tariffs imposed on our products, including any changes to our supply chain, inventory management, sales policies or pricing of our products;
•downturns in global and regional economic conditions impacting one or more of the markets in which we sell products, which can negatively impact our retail customers and consumers, result in lower employment levels, consumer disposable income, retailer inventories and spending, including lower spending on purchases of our products;
•other economic and public health conditions or regulatory changes in the markets in which we and our customers, suppliers and manufacturers operate, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease, such as the coronavirus, the occurrence of which could create work slowdowns, delays or shortages in production or shipment of products, increases in costs or delays in revenue;
•the success of our key partner brands, including the ability to secure, maintain and extend agreements with our key partners or the risk of delays, increased costs or difficulties associated with any of our or our partners’ planned digital applications or media initiatives;
•fluctuations in our business due to seasonality;
•the concentration of our customers, potentially increasing the negative impact to our business of difficulties experienced by any of our customers or changes in their purchasing or selling patterns;
•the bankruptcy or other lack of success of one of our significant retailers, such as the bankruptcy of Toys“R”Us in the United States and Canada;
•risks relating to the use of third party manufacturers for the manufacturing of our products, including the concentration of manufacturing for many of our products in the People’s Republic of

China and our ability to successfully diversify sourcing of our products to reduce reliance on sources of supply in China;
•our ability to attract and retain talented employees;
•our ability to realize the benefits of cost-savings and efficiency enhancing initiatives;
•our ability to protect our assets and intellectual property, including as a result of infringement, theft, misappropriation, cyber-attacks or other acts compromising the integrity of our assets or intellectual property;
•risks relating to the impairment and/or write-offs of acquired products and films and television programs we acquire and produce;
•risks relating to investments and acquisitions, such as our acquisition of eOne, which risks include: integration difficulties; inability to retain key personnel; diversion of management time and resources; failure to achieve anticipated benefits or synergies of acquisitions or investments; and risks relating to the additional indebtedness incurred in connection with a transaction;
•the risk of product recalls or product liability suits and costs associated with product safety regulations;
•changes in tax laws or regulations, or the interpretation and application of such laws and regulations, which may cause us to alter tax reserves or make other changes which significantly impact our reported financial results;
•the impact of litigation or arbitration decisions or settlement actions; and
•other risks and uncertainties as may be detailed from time to time in our public announcements and U.S. Securities and Exchange Commission (“SEC”) filings.

The statements contained herein are based on our current beliefs and expectations. We undertake no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

Non-GAAP Financial Measures
The financial tables accompanying this press release include non-GAAP financial measures as defined under SEC rules, specifically Adjusted operating profit, Adjusted net earnings and Adjusted earnings per diluted share, which exclude, where applicable, the impact of eOne acquisition-related charges and foreign currency gains relating to hedging the British Pound purchase price of eOne, the impact of charges associated with the settlement of our U.S. pension plan, Toys“R”Us liquidation, severance costs, asset impairments and U.S. tax reform. Also included in the financial tables are the non-GAAP financial measures of EBITDA and Adjusted EBITDA. EBITDA represents net earnings attributable to Hasbro, Inc. excluding interest expense, income taxes, depreciation and amortization. Adjusted EBITDA also excludes the impact of the charges/gains noted above. As required by SEC rules, we have provided reconciliations on the attached schedules of these measures to the most directly comparable GAAP measure. Management believes that Adjusted net earnings, Adjusted earnings per diluted share and Adjusted operating profit provides investors with an understanding of the underlying performance of our business absent unusual events. Management believes that EBITDA and Adjusted EBITDA are appropriate measures for evaluating the operating performance of our business because they reflect the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet and make strategic acquisitions. These non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in our consolidated financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.
HAS-E
Investor Contact: Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com
Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

# # #
(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands of Dollars)
	December 29, 2019	December 30, 2018
ASSETS
Cash and Cash Equivalents (1)	$4,580,369	$1,182,371
Accounts Receivable, Net	1,410,597	1,188,052
Inventories	446,105	443,383
Other Current Assets	310,450	268,698
Total Current Assets	6,747,521	3,082,504
Property, Plant and Equipment, Net (2)	382,248	256,473
Other Assets	1,725,859	1,924,011
Total Assets	$8,855,628	$5,262,988

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$503	$9,740
Payables and Accrued Liabilities (2)	1,256,579	1,264,584
Total Current Liabilities	1,257,082	1,274,324
Long-Term Debt (1)	4,046,457	1,695,092
Other Liabilities (2)	556,559	539,086
Total Liabilities	5,860,098	3,508,502
Total Shareholders' Equity (1)	2,995,530	1,754,486
Total Liabilities and Shareholders' Equity	$8,855,628	$5,262,988

(1) Cash and Cash Equivalents, Long-Term Debt and Total Shareholders' Equity balances as of December 29, 2019 were impacted by the eOne acquisition financing, which included proceeds from the issuance of long-term debt of $2,354,957 and proceeds from the issuance of common stock of $975,185.

(2) In January 2019, the Company adopted Financial Accounting Standards Update 2016-02, Leases, which requires the recognition of lease assets and lease liabilities. As a result, the Company has recorded operating lease right-of-use assets of $126,680 included in Property, Plant and Equipment, Net as of December 29, 2019, as well as operating lease liabilities of $144,055, of which $30,673 are included in Payables and Accrued Liabilities and $113,382 are included in Other Liabilities, as of December 29, 2019.

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Quarter Ended				Year Ended
(Thousands of Dollars and Shares Except Per Share Data)	December 29, 2019	% Net Revenues	December 30, 2018	% Net Revenues	December 29, 2019	% Net Revenues	December 30, 2018	% Net Revenues
Net Revenues	$1,428,007	100.0%	$1,389,161	100.0%	$4,720,227	100.0%	$4,579,646	100.0%
Costs and Expenses:
Cost of Sales	577,049	40.4%	601,588	43.3%	1,807,849	38.3%	1,850,678	40.4%
Royalties	155,592	10.9%	110,698	8.0%	414,549	8.8%	351,660	7.7%
Product Development	72,910	5.1%	63,115	4.5%	262,156	5.6%	246,165	5.4%
Advertising	104,017	7.3%	149,921	10.8%	413,676	8.8%	439,922	9.6%
Amortization of Intangibles	11,814	0.8%	8,830	0.6%	47,259	1.0%	28,703	0.6%
Program Production Cost Amortization	27,480	1.9%	10,487	0.8%	85,585	1.8%	43,906	1.0%
Selling, Distribution and Administration	288,765	20.2%	433,975	31.2%	1,037,103	22.0%	1,287,560	28.1%
Operating Profit	190,380	13.3%	10,547	0.8%	652,050	13.8%	331,052	7.2%
Interest Expense	34,782	2.4%	22,435	1.6%	101,878	2.2%	90,826	2.0%
Other Income, Net	(143,163)	-10.0%	(6,760)	-0.5%	(44,038)	-0.9%	(30,176)	-0.7%
Earnings (Loss) before Income Taxes	298,761	20.9%	(5,128)	-0.4%	594,210	12.6%	270,402	5.9%
Income Tax Expense (Benefit)	31,416	2.2%	(13,894)	-1.0%	73,756	1.6%	49,968	1.1%
Net Earnings	$267,345	18.7%	$8,766	0.6%	$520,454	11.0%	$220,434	4.8%

Per Common Share
Net Earnings
Basic	$2.02		$0.07		$4.07		$1.75
Diluted	$2.01		$0.07		$4.05		$1.74

Cash Dividends Declared	$0.68		$0.63		$2.72		$2.52

Weighted Average Number of Shares
Basic	132,516		126,582		127,896		126,132
Diluted	133,128		127,237		128,499		126,890

HASBRO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Thousands of Dollars)

	Year Ended
	December 29, 2019	December 30, 2018
Cash Flows from Operating Activities:
Net Earnings	$520,454	$220,434
Non-Cash Pension Charge	110,962	—
Other Non-Cash Adjustments	225,276	327,339
Changes in Operating Assets and Liabilities	(203,631)	98,224
Net Cash Provided by Operating Activities	653,061	645,997

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(133,636)	(140,426)
Investments and Acquisitions, Net of Cash Acquired	(8,761)	(155,451)
Proceeds from Foreign Currency Hedges	79,990	—
Other	1,452	9,400
Net Cash Utilized by Investing Activities	(60,955)	(286,477)

Cash Flows from Financing Activities:
Net Proceeds from Borrowings with Maturity Greater than Three Months	2,354,957	—
Net Repayments of Short-term Borrowings	(8,828)	(142,357)
Purchases of Common Stock	(61,387)	(250,054)
Stock-Based Compensation Transactions	31,786	29,999
Dividends Paid	(336,604)	(309,258)
Employee Taxes Paid for Shares Withheld	(13,123)	(58,344)
Deferred Acquisition Payments	(100,000)	—
Proceeds from Equity Issuance	975,185	—
Payments of Financing Costs	(26,653)	—
Other	(4,760)	(7,087)
Net Cash Provided (Utilized) by Financing Activities	2,810,573	(737,101)

Effect of Exchange Rate Changes on Cash	(4,681)	(21,282)

Cash and Cash Equivalents at Beginning of Year	1,182,371	1,581,234

Cash and Cash Equivalents at End of Year	$4,580,369	$1,182,371

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(Thousands of Dollars)	Quarter Ended			Year Ended
	December 29, 2019	December 30, 2018	% Change	December 29, 2019	December 30, 2018	% Change
Major Segment Results (1)
U.S. and Canada Segment:
External Net Revenues	$682,361	$661,117	3%	$2,449,280	$2,375,653	3%
Operating Profit	101,641	100,658	1%	415,436	370,197	12%
Operating Margin	14.9%	15.2%		17.0%	15.6%

International Segment:
External Net Revenues	615,136	618,492	-1%	1,836,360	1,847,585	-1%
Operating Profit	55,894	29,111	92%	107,304	39,470	> 100%
Operating Margin	9.1%	4.7%		5.8%	2.1%

Entertainment, Licensing and Digital Segment:
External Net Revenues	130,201	109,552	19%	434,467	356,299	22%
Operating Profit	37,136	(46,889)	> 100%	99,686	29,127	> 100%
Operating Margin	28.5%	-42.8%		22.9%	8.2%

International Segment Net Revenues by Major Geographic Region
Europe	$369,489	$360,411	3%	$1,043,217	$1,046,901	0%
Latin America	130,634	146,001	-11%	435,740	454,066	-4%
Asia Pacific	115,013	112,080	3%	357,403	346,618	3%
Total	$615,136	$618,492		$1,836,360	$1,847,585

Net Revenues by Brand Portfolio
Franchise Brands	$661,899	$729,916	-9%	$2,411,847	$2,445,902	-1%
Partner Brands	408,516	272,859	50%	1,220,982	987,283	24%
Hasbro Gaming	246,478	267,358	-8%	709,750	787,692	-10%
Emerging Brands	111,114	119,028	-7%	377,648	358,769	5%
Total	$1,428,007	$1,389,161		$4,720,227	$4,579,646

Hasbro's total gaming category, including all gaming revenue, most notably MAGIC: THE GATHERING and MONOPOLY, totaled $442,132 and $1,528,283 for the quarter and year ended December 29, 2019, respectively, down 7.7% and up 5.9%, respectively, from revenues of $479,005 and $1,443,164 for the quarter and year ended December 30, 2018, respectively.

(1) For the quarter and year ended December 30, 2018, revenues of $24,488 and $57,759, respectively, and operating profit of $1,991 and $11,816, respectively, were reclassified from the U.S. and Canada segment to the Entertainment, Licensing and Digital segment.

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
RECONCILIATION OF AS REPORTED TO ADJUSTED OPERATING RESULTS
(Unaudited)
(Thousands of Dollars)

Non-GAAP Adjustments Impacting Operating Profit

	Quarter Ended
	December 29, 2019		December 30, 2018
	Pre-tax Adjustments	Post-tax Adjustments	Pre-tax Adjustments	Post-tax Adjustments
eOne Acquisition Costs (1)	$17,778	$16,365	$—	$—
Incremental Costs Impact of Toys"R"Us (2)	—	—	(10,068)	(8,543)
Severance (3)	—	—	72,000	62,249
Asset Impairments (4)	—	—	117,556	96,928
	$17,778	$16,365	$179,488	$150,634

	Year Ended
	December 29, 2019		December 30, 2018
	Pre-tax Adjustments	Post-tax Adjustments	Pre-tax Adjustments	Post-tax Adjustments
eOne Acquisition Costs (1)	$17,778	$16,365	$—	$—
Incremental Costs Impact of Toys"R"Us (2)	—	—	60,360	52,829
Severance (3)	—	—	89,349	77,948
Asset Impairments (4)	—	—	117,556	96,928
	$17,778	$16,365	$267,265	$227,705

(1) In the fourth quarter of 2019, the Company incurred certain acquisition and transaction costs associated with the eOne Acquisition. The costs incurred included certain legal and consulting fees associated with the transaction.

(2) In the first quarter of 2018, Toys"R"Us announced a liquidation of its U.S. operations, as well as other retail impacts around the globe. As a result, the Company recognized incremental bad debt expense on outstanding Toys"R"Us receivables, royalty expense, inventory obsolescence as well as other related costs. In the fourth quarter of 2018, the Company made adjustments to the charges previously recorded based on its final settlement with Toys"R"Us.

(3) In the first quarter of 2018, the Company incurred $17.3 million of severance charges, primarily outside the U.S., related to actions associated with a new go-to-market strategy designed to be more omni-channel and e-commerce focused. Additionally, in the fourth quarter of 2018, the Company recorded an additional $72.0 million of severance charges. These charges were included in Corporate and Eliminations.

(4) In the fourth quarter of 2018, the Company conducted its annual impairment test. The results of such test resulted in a write-off of goodwill from its Backflip business of $86.3 million, as well as impairments of certain definite-lived intangible assets totaling $31.3 million.

Reconciliation of Operating Profit Results

	Quarter Ended December 29, 2019			Quarter Ended December 30, 2018
	As Reported	Non-GAAP Adjustments	Adjusted	As Reported	Non-GAAP Adjustments	Adjusted
Adjusted Company Results
External Net Revenues	$1,428,007	$—	$1,428,007	$1,389,161	$—	$1,389,161
Operating Profit	190,380	17,778	208,158	10,547	179,488	190,035
Operating Margin	13.3%	1.2%	14.6%	0.8%	12.9%	13.7%

Adjusted Segment Results
U.S. and Canada Segment:
External Net Revenues	$682,361	$—	$682,361	$661,117	$—	$661,117
Operating Profit	101,641	—	101,641	100,658	(6,518)	94,140
Operating Margin	14.9%	—	14.9%	15.2%	-1.0%	14.2%

International Segment:
External Net Revenues	615,136	—	615,136	618,492	—	618,492
Operating Profit	55,894	—	55,894	29,111	(3,550)	25,561
Operating Margin	9.1%	—	9.1%	4.7%	-0.6%	4.1%

Entertainment, Licensing and Digital Segment:
External Net Revenues	130,201	—	130,201	109,552	—	109,552
Operating Profit	37,136	—	37,136	(46,889)	86,253	39,364
Operating Margin	28.5%	—	28.5%	-42.8%	78.7%	35.9%

Corporate and Eliminations:

The Corporate and Eliminations segment included non-GAAP adjustments of $17.8 million for the quarter ended December 29, 2019, consisting of transaction costs related to the eOne acquisition. The Corporate and Eliminations segment included non-GAAP adjustments of $103.3 million for the quarter ended December 30, 2018, consisting of $72.0 million of severance and $31.3 million of asset impairments.

Reconciliation of Operating Profit Results (continued)

	Year Ended December 29, 2019			Year Ended December 30, 2018
	As Reported	Non-GAAP Adjustments	Adjusted	As Reported	Non-GAAP Adjustments	Adjusted
Adjusted Company Results
External Net Revenues	$4,720,227	$—	$4,720,227	$4,579,646	$—	$4,579,646
Operating Profit	652,050	17,778	669,828	331,052	267,265	598,317
Operating Margin	13.8%	0.4%	14.2%	7.2%	5.8%	13.1%

Adjusted Segment Results
U.S. and Canada Segment:
External Net Revenues	$2,449,280	$—	$2,449,280	$2,375,653	$—	$2,375,653
Operating Profit	415,436	—	415,436	370,197	45,759	415,956
Operating Margin	17.0%	—	17.0%	15.6%	1.9%	17.5%

International Segment:
External Net Revenues	1,836,360	—	1,836,360	1,847,585	—	1,847,585
Operating Profit	107,304	—	107,304	39,470	7,601	47,071
Operating Margin	5.8%	—	5.8%	2.1%	0.4%	2.5%

Entertainment, Licensing and Digital Segment:
External Net Revenues	434,467	—	434,467	356,299	—	356,299
Operating Profit	99,686	—	99,686	29,127	86,253	115,380
Operating Margin	22.9%	—	22.9%	8.2%	24.2%	32.4%

Corporate and Eliminations:

The Corporate and Eliminations segment included non-GAAP adjustments of $17.8 million for the year ended December 29, 2019, consisting of transaction costs related to the eOne acquisition. The Corporate and Eliminations segment included non-GAAP adjustments of $127.7 million for the year ended December 30, 2018, consisting of $89.3 million of severance; $31.3 million of asset impairments; and $7.0 million of royalty expense related to Toys"R"Us losses.

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Thousands of Dollars and Shares, Except Per Share Data)

Reconciliation of Net Earnings and Earnings per Share
	Quarter Ended
(all adjustments reported after-tax)	December 29, 2019	Diluted Per Share Amount	December 30, 2018	Diluted Per Share Amount
Net Earnings, as Reported	$267,345	$2.01	$8,766	$0.07
Incremental costs impact of Toys"R"Us	—	—	(8,543)	(0.07)
Severance	—	—	62,249	0.49
Asset Impairments	—	—	96,928	0.76
Impact of Tax Reform (1)	—	—	10,196	0.08
Pension (2)	143	—	—	—
eOne Acquisition-Related Net Gain (3)	(102,658)	(0.77)	—	—
Net Earnings, as Adjusted	$164,830	$1.24	$169,596	$1.33

	Year Ended
(all adjustments reported after-tax)	December 29, 2019	Diluted Per Share Amount	December 30, 2018	Diluted Per Share Amount
Net Earnings, as Reported	$520,454	$4.05	$220,434	$1.74
Incremental costs impact of Toys"R"Us	—	—	52,829	0.42
Severance	—	—	77,948	0.61
Asset Impairments	—	—	96,928	0.76
Impact of Tax Reform (1)	—	—	40,650	0.32
Pension (2)	85,995	0.67	—	—
eOne Acquisition-Related Net Gain (3)	(81,772)	(0.64)	—	—
Net Earnings, as Adjusted	$524,677	$4.08	$488,789	$3.85

(1) The Company made adjustments to provisional U.S. Tax Reform amounts recorded in the fourth quarter of 2017 based on additional regulations issued in the first quarter of 2018.

(2) In the second quarter of 2019, the Company recognized a $110.8 million non-cash charge ($85.9 million after-tax) related to the settlement of its U.S. defined benefit pension plan. In the fourth quarter of 2019, the Company recognized an additional $0.2 million non-cash charge ($0.1 million after-tax) related to the settlement.

(3) In association with the Company's agreement to acquire eOne in an all-cash transaction, the Company incurred certain transaction-related costs, as well as hedge gains on the British pound sterling purchase price in 2019. This resulted in eOne net gains in the fourth quarter of 2019 of $101.2 million ($102.7 million after-tax), and for full-year 2019 of $75.7 million ($81.8 million after-tax), comprised of the following:
i.Hedge gains of $139.7 million in the fourth quarter of 2019 and $114.1 million for full-year 2019 related to the foreign exchange forward and option contracts to hedge a portion of the British pound sterling purchase price for the eOne Acquisition;
ii.Financing transaction fees of $20.6 million in the fourth quarter and full-year 2019, primarily related to the Company’s bridge financing facility which terminated unused in the fourth quarter of 2019;
iii.eOne Acquisition related costs of $17.8 million in the fourth quarter and full-year 2019; and
iv.Tax benefits of $1.4 million in the fourth quarter of 2019 and $6.1 million for full-year 2019 related to the charges outlined in ii. and iii. above. The hedge gains have no associated tax impacts.

Reconciliation of EBITDA	Quarter Ended		Year Ended
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
Net Earnings	$267,345	$8,766	$520,454	$220,434
Interest Expense	34,782	22,435	101,878	90,826
Income Taxes (including Tax Reform)	31,416	(13,894)	73,756	49,968
Depreciation	32,512	34,340	133,528	139,255
Amortization of Intangibles	11,814	8,830	47,259	28,703
EBITDA	$377,869	$60,477	$876,875	$529,186
Non-GAAP Adjustments (4)	(102,134)	179,488	34,176	267,265
Adjusted EBITDA	$275,735	$239,965	$911,051	$796,451

(4) Non-GAAP Adjustments to EBITDA for the fourth quarter of 2019 include the following pre-tax adjustments: $0.2 million related to the settlement of the Company's U.S. defined benefit pension plan, and $(102.3) million related to the eOne Acquisition. Non-GAAP Adjustments to EBITDA for full year 2019 include the following pre-tax adjustments: $111.0 million related to the settlement of the Company's U.S. defined benefit pension plan, and $(76.8) million related to the eOne Acquisition. Refer to the notes to the Reconciliation of Net Earnings and Earnings per Share table above for additional details.